Exhibit 4.18

English translation

AMENDING AGREEMENT No. 1

The City of Moscow	December 27, 2012

SBERBANK OF RUSSIA, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Lender”), as represented by Fedor V. Sapronov, Managing Director and Director of the Lending and Project Financing Group of the Corporate Financing Department of Sberbank of Russia, acting by virtue of the Lender’s Articles of Association and under Power of Attorney No. 881D dated August 10, 2012, on the one hand; and

SOUTHERN KUZBASS COAL COMPANY OAO, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Borrower”), as represented by Boris G. Nikishichev, Director General of Mechel - Mining Management Company OOO, a limited liability company organized and existing under the laws of the Russian Federation (full company name in Russian: ; abbreviated company name in Russian: ), registered under number (OGRN) 1085410004811, having its registered office at 1 Krasnoarmeyskaya Str., Moscow 125993, Russia (address in Russian: 125993, ), acting as the executive body of Southern Kuzbass Coal Company OAO under the agreement on delegation of the sole executive body’s powers and authority of Southern Kuzbass Coal Company OAO to Mechel-Mining Management Company OOO dated November 1, 2009 by and by virtue of the Articles of Association of Mechel - Mining Management Company OOO and of the Articles of Association of the Borrower, on the other hand;

the Lender and the Borrower being hereinafter collectively referred to as the “Parties” and, each individually, as a “Party”;

have entered into this amending agreement (the “Amending Agreement”) to the Non-Revolving Loan Facility Agreement No. 8507 dated October 9, 2012 (the “Loan Agreement”).

THE PARTIES HAVE AGREED AS FOLLOWS:

1.	In paragraph (a) of Clause 2.12.9 of the Loan Agreement the words “by the amounts mentioned in paragraph (a) of this Clause 2.12.9 “ shall be replaced with the words “by the amounts mentioned in paragraph (b) of this Clause 2.12.9 “.

2.	In paragraph (c) of Clause 2.12.9 of the Loan Agreement the words “by the amounts mentioned in paragraph (c) of this Clause 2.12.9 “ shall be replaced with the words “by the amounts mentioned in paragraph (d) of this Clause 2.12.9 “.

3.	In paragraph (e) of Clause 2.12.9 of the Loan Agreement the words “under paragraphs (a)-(c) of this Clause 2.12.9 “ shall be replaced with the words “shall be replaced with the words “under paragraphs (a)-(d) of this Clause 2.12.9 “.

4.	In all other respects, the Parties’ relations shall be governed by the provisions of the Loan Agreement.

5.	This Amending Agreement is made in two counterparts having equal legal force, one for the Lender and one for the Borrower.

6.	This Amending Agreement shall take effect as of the date it is executed by both Parties.

PARTIES’ SIGNATURES

LENDER	BORROWER

Managing Director Director of the Lending and Project Financing Group of the Corporate Financing Department Sberbank of Russia	Director General of the management company - Mechel - Mining Management Company OOO

/s/ Fedor V. Sapronov	/s/ Boris G. Nikishichev

/seal/	/seal/